Exhibit 10.1

Second Amendment to Employment Agreement

THIS Second Amendment (the “Amendment”) to the Amended Employment Agreement dated June 7, 2007 is entered into as of April 19, 2023 (the “Effective Date”), by and between Matthew Rabinowitz (the “Employee”) and Natera, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Employee and the Company entered into an Amended Employment Agreement dated June 7, 2007, which amended and restated in its entirety the Employment Agreement previously entered into between the parties hereto on January 27, 2007; and entered into the Amendment thereto dated May 9, 2021 (collectively, the “Agreement”).

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows.

A.Amendment to Sections 1(a) and 1(b).  Sections 1(a) and 1(b) of the Agreement are hereby amended and restated in their entirety as follows:

(a) Position. Effective as of the Effective Date, the Company agrees to continue to employ the Employee (the “Employment”). From the Effective Date through the earlier of the date Employee’s Employment terminates or January 31, 2025, (i) the Employee shall hold the position of Executive Chairman and shall report to the Company’s Board of Directors (the “Board”), and (ii) the Board will nominate Employee to serve as a member of the Board and shall recommend that the Company’s stockholders vote in favor of the election of Employee as a member of the Board.

(b)Future Service. The Company, the Employee and the Board may mutually agree to continue Executive’s Employment with or services to the Company beyond January 31, 2025. If:

(i)the Employee and the Board mutually agree, no later than November 1, 2024, on the compensation and other employment terms pursuant to which the Employee’s service as Executive Chairman shall continue beyond January 31, 2025, then such service shall continue; provided, however, that Employee’s termination benefits as set forth in Section 6 of the Agreement shall remain in place (for purposes of clarity, any mutually agreed upon compensation shall not be deemed to be an Involuntary Termination); or

(ii)the Employee and the Board mutually agree, no later than November 1, 2024, to end the Employee’s service as Executive Chairman as of the close of business on January 31, 2025, and the Board extends an offer to Employee to continue to serve as Chairman of the Board, then the Employee shall be entitled to receive cash and equity compensation for such service as Chairman of the Board pursuant to the Company’s non-employee director compensation program in effect at such time; in this scenario, this Agreement, and Employee’s employment, shall terminate as of the close of business on January 31, 2025, but such termination shall not be deemed to be an Involuntary Termination; and the Employee’s then-outstanding equity will continue to vest pursuant to the terms of the applicable equity incentive plans and award agreements as Employee continues to serve as a non-employee director on the Board; or

(iii)the Employee and the Board are unable to mutually agree, prior to November 1, 2024, to terms for the Employee’s continued service as Executive Chairman, but the Board extends an offer to Employee to continue to serve as Chairman of the Board, then the Employee shall be entitled to receive cash and equity compensation for such services pursuant to the Company’s non-employee director compensation program in effect at such time; this Agreement, and Employee’s employment, shall terminate as of the close of business on January 31, 2025; the Employee shall be entitled to receive the termination benefits for an Involuntary Termination in accordance with Section 6 hereof;

and the Employee’s remaining then-outstanding equity will continue to vest pursuant to the terms of the applicable equity incentive plans and award agreements as Employee continues to serve as a non-employee director on the Board; or

(iv)the Employee and the Board are unable to mutually agree, prior to November 1, 2024, to terms for the Employee’s continued service as Executive Chairman, and the Board determines not to extend an offer to Employee to continue to serve as Chairman of the Board, then this Agreement, and Employee’s employment, shall terminate as of the close of business on January 31, 2025; the Employee shall be entitled to receive the termination benefits for an Involuntary Termination set forth in accordance with Section 6 hereof, except for the benefits set forth in Section 6(b), in place of which the Employee shall be entitled to be vested in 100% of Employee’s then-unvested option shares and shares granted pursuant to stock or other equity or equity-based awards (“Equity Awards”), which for purposes of this Section 1(b)(iv) shall include milestone-based equity awards, as of January 31, 2025; and the Employee shall resign from the Board effective as of the date of the Company’s annual meeting of stockholders held in 2025.

Notwithstanding any of the foregoing, the Employee’s continued service as a member of the Board shall remain subject to stockholder approval at any annual or special meeting of stockholders.

B.Amendment to Section 1(c). Section 1(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)Obligations to the Company. During his Employment, the Employee shall continue to devote substantially the same amount of effort and time to the Company, including spending in aggregate a minimum of three business days per week (excluding holidays and paid vacations in accordance with the Company’s vacation policy as may be amended from time to time) (the “Requisite Effort”). The Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during his Employment. It is understood that Employee has existing commitments to other companies and to Stanford University where he serves as a Consulting Associate Professor. These commitments are listed on EXHIBIT A attached hereto. These commitments shall not interfere with Employee’s ability to devote the Requisite Effort to the Company. Employee shall not take on any additional commitments that would cause Employee to be unable to provide the Requisite Effort without the consent of a majority of the Board of Directors of the Company.

C.Amendment to Section 2. Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

2. Cash and Incentive Compensation. The Employee shall receive compensation for his services during fiscal years 2023 and 2024 as set forth in this Section 2.

(a)Salary. The Company shall pay the Employee as compensation for his services a base salary (“Base Salary”) at a gross annual rate of $400,000.00 (Four Hundred Thousand Dollars) for each fiscal year 2023 and 2024. Such Base Salary shall be payable in accordance with the Company’s standard payroll procedures.

(b)Cash Bonus. The Employee shall be eligible for an annual incentive bonus equal to 85% of his Base Salary for each fiscal year 2023 and 2024 (the “Eligible Bonus”), payable to the extent applicable performance goals established and approved by the Board or its Compensation Committee have been satisfied for the applicable fiscal year. The Board or its Compensation Committee shall use commercially reasonable efforts to communicate the individual and corporate performance goals to the Employee by March 31st of each year, subject to any reasonable and necessary revisions to such goals during the year to accommodate the changing requirements of the Company’s business. Such bonus shall be awarded based on the Company bonus policy and pursuant to the Company’s Management Cash Incentive Plan and, except as is otherwise provided herein, is subject to change at the sole discretion of the Company. The determination of the Company’s Board or its Compensation Committee with respect to bonuses and the achievement of the applicable individual and corporate performance goals shall be final and binding on the Employee. Except as may otherwise be approved by the Board or its Compensation Committee in the event that Employee transitions to serving as a non-employee member of the Board or to other service as provided in Section 1(b), and except as otherwise provided herein, the Employee shall not be entitled to an annual bonus if the Employee is not employed by the Company on the date when such bonus is paid or to a prorated bonus distribution upon a Separation from the Company.

(c)Annual Equity Awards. Subject to the approval of the Board or its Compensation Committee, in connection with the Company’s annual equity award process and consistent with the Company’s standard equity grant cycle, the Company shall grant Employee annual equity awards (“Annual Equity Awards”) for each of fiscal year 2023 and 2024 (contingent upon Employee’s continued Employment with the Company through the applicable grant date) in an amount equal to 80% of the dollar value of the annual equity award(s) granted to the Company’s Chief Executive Officer for each such fiscal year (“CEO Equity”), allocated among time-based and all performance-based vesting conditions in the same proportions as the CEO Equity. The Annual Equity Awards may be issued in the form of stock options or restricted stock units at the election of the Employee, which Employee shall make no later than the date of grant of the applicable Annual Equity Award. The number of stock options or RSUs granted shall be calculated in accordance with the Company’s equity grant policies and procedures.

(iv)General Terms. The exercise price per share of any stock option awards granted pursuant to this Section 2(c) will be the closing price of the Company’s Common Stock on the date such stock options are granted. The Annual Equity Awards shall be subject to the terms and conditions applicable to options granted under the Company’s 2015 Equity Incentive Plan (the “Plan”), as described in the Plan and in each applicable award agreement. The vesting terms and conditions of any performance-based awards will be set forth in the applicable award agreement.

D.Amendment to Section 6. Section 6 of the Employment Agreement is hereby amended and restated in its entirety as follows:

6. Termination Benefits.

(a)Severance Pay. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Company shall pay the Employee upon termination a lump sum equivalent to nine months of the Base Salary (or, if such Involuntary Termination occurs in connection with, or within 12 months following, a Change in Control of the Company (a “CIC Involuntary Termination”), a lump sum equivalent to 18 months of the Base Salary). If the Company determines that Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”) when his employment terminates, then (i) the lump-sum payment under this Subsection (a), to the extent that it is subject to Code Section 409A, will be paid on the first business day following the earlier of (1) expiration of the six-month period measured after the termination of the Employee’s employment and (2) the date of Employee’s death. Payments under this Agreement are intended to be exempt from the application of Code Section 409A and will be construed to the maximum extent possible consistent with such intent. All references in this Agreement to an Involuntary Termination or termination of employment or service shall be construed, to the greatest extent possible, as referring to a “separation from service,” as defined under Code Section 409A and the Treasury regulations promulgated thereunder (a “Separation”).

The cash Severance payment will be made within sixty days after the Employee’s Separation; however, if such sixty-day period spans two calendar years, then the payment will in any event be made in the second calendar year.

(b)Vesting of Equity. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Employee shall become vested in (1) an additional 50% of Employee's then-unvested Equity Awards or, if greater, (2) the vested percentage of shares subject to Equity Awards shall be determined by adding 12 months to the actual period of Employee’s service completed with the Company.

(c)Rights Upon Change in Control. In the event that the Employee is subject to a CIC Involuntary Termination, then the Employee shall be fully vested in all of Employee’s outstanding equity awards. If this Subsection (c) applies, then Subsection (b) shall not apply.

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, any greater benefits granted to the Employee pursuant to the terms of an existing equity award shall not be superseded hereby. In addition, except as otherwise provided in Section 1(b)(iv), the vesting conditions, including accelerated vesting in the event of an Involuntary Termination or in the event of a CIC Involuntary Termination, applicable to performance-based equity awards shall be as set forth in the agreements applicable to such awards.

(d)Health Insurance. If Subsection (a) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his Employment, then the Company shall pay the Employee's monthly premium under COBRA until the earliest of (i) 12 months after the Employee’s cessation of employment (18 months after the Employee’s cessation of employment, if such Involuntary Termination occurs in connection with, or within 12 months following, a Change in Control), (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(e)Definition of “Involuntary Termination.” For all purposes under this Agreement, “Involuntary Termination” shall mean the termination of the Employee’s service by reason of:

(i)The involuntary discharge of the Employee by the Company (or the parent or subsidiary employing him) for reasons other than Cause or Permanent Disability; or

(ii)The voluntary resignation of the Employee for Good Reason.

(f)Definition of “Cause.” For all purposes under the Agreement, “Cause” shall mean (i) the Employee’s commission of, or please of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (ii) Employee’s committing an act of fraud in his dealings with the Company; (iii) abandonment or neglect of his duties by the Employee for an extended period of time; (iv) Employee applies less than the Requisite Effort; or (v) Permanent Disability or death of the Employee.

(g)Definition of “Change in Control.” For all purposes under this Agreement, “Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity, or (ii) the dissolution, liquidation or winding up of the Company.  The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

(h)Definition of “Good Reason.” For all purposes of this Agreement, “Good Reason” shall mean any action by the Company, in each case without the Employee’s prior written consent, that (i) results in a material diminution in the Employee’s duties, authority or responsibilities or a diminution in the Employee’s title or position (other than for Cause); provided, that, for the avoidance of doubt, (x) modifying the Employee’s title and (y) the failure to nominate or maintain the Employee on the Board (other than for Cause) shall each constitute Good Reason; (ii) requires the Employee to report to any person other than the Board; (iii) reduces the Base Salary, annual incentive bonus opportunity, grant date fair value of annual long-term incentive equity awards in forms including Options, RSUs and Performance Awards, or benefits under employee benefit or retirement plans, policies, practices, or arrangements in which the Employee participates; (iv) relocates the Employee’s principal place of employment to a location more than 25 miles from the Company’s office in San Carlos, California; provided, that if the Employee agrees in writing to establish another location as his principal place of employment, then for purposes of this clause (iv), such other location shall be substituted for San Carlos, California; or (v) constitutes a material breach by the Company of this Agreement (including, without limitation, failure to timely pay or award the Base Salary, annual incentive bonus or the annual long-term incentive equity awards or provide benefits under any material agreement between the Employee and the Company); provided, in all cases, that, in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Employee gives notice to the Company of the condition giving rise to Good Reason within 120 days following its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Employee terminates his employment with the Company within 120 days following the expiration of such cure period. The existence of Good Reason will not be affected by the Employee’s temporary incapacity due to physical or mental illness not constituting a “disability” as defined in the regulations under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(i)Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean the Employee's inability to perform the essential functions of the Employee’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

E.Section 9. For the avoidance of doubt, the following language is restated in its entirety from the first Amendment dated May 9, 2021 to the Amended Employment Agreement:

9.Golden Parachute Tax Limitation.

(a)In the event that it is determined that any payment or distribution of any type (cash, equity or otherwise) to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement including the Employee’s equity award agreements (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then:

(b)The Total Payments shall be made to the Employee either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the receipt by the Employee on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.

(c)For avoidance of doubt, the Total Payments shall include acceleration of vesting of Equity Awards granted by the Company that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a change in control of the Company.

(d)The determination (the “Determination”) as to whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) and whether to make a Reduced Payment shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide such Determination, together with detailed supporting calculations both to the Company and to the Employee within seven business days of the Employee’s separation from service, if applicable, or such earlier time as is requested by the Company or by the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the benefit of the Employee such amounts as are then due to him and shall promptly pay or transfer to or for the benefit of the Employee in the future such amounts as become due to him. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.

(e)For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Employee (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of Equity Awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Employee. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s Equity Awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

(f)As a result of uncertainty in the application of Code Sections 4999 and 280G of at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Employee that Employee shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Employee to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Code Section 4999. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Employee, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).

(g)If this Section 9 is applicable with respect to an Employee’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Employee’s rights to the Total Payments.

F.No Other Changes. This Amendment does not alter any term or condition of the Agreement other than as expressly set forth herein. If there is any conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.
G.References. All references in the Amended Employment Agreement dated June 7, 2007, as subsequently amended by the Amendment to Employment Agreement dated May 9, 2021, to “this Agreement” shall be deemed to refer to such Amended Employment Agreement as amended hereby.
H.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE

By:/s/ Matthew Rabinowitz

Name: Matthew Rabinowitz

NATERA, INC.

By:/s/ Rowan E. Chapman

Name: Rowan Chapman

Title: Compensation Committee Chair

Exhibit A

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